SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
March 20, 2008

Analytical Surveys, Inc.
(Exact Name of Registrant as Specified in Charter)

Colorado (State or Other Jurisdiction of Incorporation)	000-13111 (Commission File Number)	84-0846389 (IRS Employer Identification No.)

665 Martinsville Road, Basking Ridge, NJ 07920 (Address of Principal Executive Offices, including Zip Code)

Registrant's telephone number, including area code: (908) 524-0888

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement
Item 1.02.	Termination of a Material Definitive Agreement
Item 2.01.	Completion of Acquisition or Disposition of Assets
Item 3.02.	Unregistered Sales of Equity Securities
Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

The Merger

    On March 20, 2008 (the “Effective Date”), Analytical Surveys, Inc. (the “Company”) consummated the previously announced Agreement and Plan of Merger (the “Merger Agreement”), among the Company, Axion Acquisition Corp., a Delaware corporation and direct wholly-owned subsidiary of the Company (the “Merger Sub”), and Axion International, Inc., a Delaware corporation (“Axion”).  Pursuant to the Merger Agreement, the Merger Sub was merged into Axion, with Axion continuing as the surviving corporation and a wholly-owned subsidiary of the Company.   Pursuant to the merger, each issued and outstanding share of Axion became 190,519 shares of common stock of the Company, or 36,762,521 shares in the aggregate constituting approximately 90.7% of the issued and outstanding capital stock of the Company.  A copy of the Merger Agreement has been previously filed as Exhibit 2.1 to the Company’s Current Report of Form 8-K, filed with the Securities and Exchange Commission on November 23, 2007.

    Axion is the exclusive licensee of revolutionary patented technologies developed for the production of structural plastic products such as railroad crossties, bridge infrastructure, utility poles, marine pilings and bulk heading.  These technologies which were developed by scientists at Rutgers University, transform recycled consumer and industrial plastics into structural products which are more durable and have a substantially greater useful life than traditional products made from wood, steel and concrete.  In addition, Axion’s recycled composite products will result in substantial reduction in greenhouse gases and also offer flexible design features not available in standard wood, steel or concrete products.

Appointment of Directors and Officers

    In connection with the merger, Rad Weaver and Hank Cohn resigned as members of the Company’s Board of Directors as of the Effective Date, and in their place James Kerstein and Marc Green were appointed as members of the Company’s Board.  Prior to his resignation, Mr. Weaver was a member of the Audit Committee.  In addition, Thomas Roddy and Edward Gistaro have agreed to resign as members of the Board ten days following such time as the Company files and mails an Information Statement on Schedule 14f-1 regarding a change in the majority of the Board.

    On the Effective Date, Lori Jones resigned as the Company’s Chief Executive Officer.  Ms. Jones will continue to serve as a director of the Company and as its Interim Chief Financial Officer.  In her place, Mr. Kerstein was appointed the Chief Executive Officer, and Mr. Green was appointed President and Treasurer of the Company.  In addition, Michael Martin, Axion’s Secretary, was appointed Secretary of the Company.  Accordingly, Ms. Jones employment agreement with the Company has been terminated.  Pursuant to her employment agreement, Ms. Jones was entitled to receive $50,000 upon the consummation of an acquisition, merger or other strategic transaction.  Ms. Jones has agreed to receive 100,000 shares of the Company’s Common Stock in lieu of such cash bonus.

    In addition, the Company agreed to issue to Messrs Weaver, Cohn, Roddy and Gistaro, as well as Rich Jonathan, a former director of the Company, 149,970 shares of Common Stock and $124,862 in cash in the aggregate for past due directors’ compensation.

James Kerstein.  Mr. Kerstein has served as the Chief Executive Officer of Axion since its inception in August 2006.  Prior to joining Axion, Mr. Kerstein was the President of Plast-O-Matic Valves Inc., a privately-held manufacturer of high end polymer valves focused on the semiconductor and wastewater industries.   From 1996 to 2004, he was the founder, Chief Executive Officer, President and Chairman of Polywood, Inc., a manufacturer of recycled plastic resins utilizing the Rutgers University developed technologies for the production of structural plastic products.  Mr. Kerstein is credited as a co-inventor on multiple patents dealing with formulations and uses of recycled plastics

Marc Green.  Mr. Green has served as President and Treasurer of Axion since its inception in August 2006.  From July 2007 to December 2007, Mr. Green was an Investment Advisor at Merrill Lynch Private Client Group advising high net worth individual.  Prior to joining Merrill Lynch, Mr. Green was a Senior Vice President of Keefe, Bruyette & Woods, an investment banking firm, managing institutional sales.  From Mach 2003 to September 2004, Mr. Green served as Chief Operating Officer of Polywood, Inc.

Michael Martin.  Mr. Martin is presently a partner in Regal Capital, LLC, an M&A firm that specializes in developing strategic financial and business models for emerging companies in strategic markets.  Mr. Martin currently represents companies involved with fire protection, alternative energy, alternative composite materials, sports nutrition, homeland security, oncology, water purification, and waste-to-energy companies. Prior to his partnership at Regal, Mr. Martin had served as Chief Executive Officer of BioEnergy of America, Inc., a company dedicated to developing renewable sources of energy, and as managing director of R&M Financial Associates, a merger and acquisition consulting firm specializing in small and mid-size companies across multiple industries.  From 1991 to 1999, he was Chairman and President of Proformix, Inc., a publicly traded manufacturer of computer equipment. He has also served as President of Centercore of NJ, a business-to-business consulting company, as well as President and of Centercore, Inc., a publicly traded manufacturing company.  Mr. Martin also serves on the Board of Directors of Adherex Technologies, Inc. and Millennium Biotechnologies Group, Inc.

Employment Agreements; Transactions with Related Persons

James Kerstein

    Axion has entered into an employment agreement, dated as of January 1, 2008, with Mr. Kerstein that provides for his continued employment with Axion as Chief Executive Officer through January 1, 2013. Under the terms of the employment agreement, Mr. Kerstein receives annual base compensation in the amount of $208,000, which will be increased to the following amounts upon reaching the following revenue milestones: (i) $388,000 upon Axion achieving annual revenues of $10,000,000, (ii) $488,000 upon Axion achieving annual revenues of $15,000,000, and (iii) $508,000 upon Axion achieving annual revenues of $25,000,000.  Mr. Kerstein is also entitled to receive benefits (including health insurance) provided to other senior executives and automobile allowance of $850 per month.

In addition, Mr. Kerstein was awarded options to purchase 16 shares of Common Stock of Axion at an exercise price of $1.00 per share.  As a result of the Merger, such options were automatically converted into the right to purchase 3,048,304 shares of Common Stock of the Company, at an exercise price of $.00001 per share.  The options are exercisable for a term of five years, of which (i) 762,076 shares vest upon Axion achieving annual revenues of $10,000,0000, (ii) 1,143,114 shares vest upon Axion achieving annual revenues of $15,000,000 and (iii) 1,143,114 shares vest upon Axion achieving annual revenues of $25,000,000; provided, all of the options vest in the event of (i) a change of control, as defined in his employment agreement, (ii) termination of Mr. Kerstein’s employment by Axion without cause, as defined in his employment agreement, or (iii) termination of Mr. Kerstein’s employment by Mr. Kerstein  for good reason, as defined in the employment agreement.

If Mr. Kerstein is terminated without cause, as defined in his employment agreement, or by Mr. Kerstein for good reason, as defined in his employment agreement, he will receive (i) the remainder of his salary, (ii) benefits provided to other senior executives and (iii) automobile allowance of $850 per month, each through the normal expiration date of his employment term.  If Mr. Kerstein is terminated due to his permanent disability, he will receive for a period of six months (i) his base salary, (ii) benefits provided to other senior executives and (iii) automobile allowance of $850 per month.  In addition, if Mr. Kerstein is terminated due to his death, he will receive base salary for a period of six months.

    The agreement also contains covenants governing confidentiality, non-competition and non-solicitation upon the termination of his employment. The non-compete continues for a period of 12 months following termination of Mr. Kerstein’s employment.

Marc Green

    Axion has entered into an employment agreement, dated as of January 1, 2008, with Mr. Green that provides for his continued employment with Axion as President through January 1, 2011. Under the terms of the employment agreement, Mr. Green receives annual base compensation in the amount of $120,000, which will be increased to the following amounts upon reaching the following revenue milestones:  (i) $150,000 upon Axion achieving annual revenues of $10,000,000, and (ii) $180,000 upon Axion achieving annual revenues of $25,000,000.  Mr. Kerstein is also entitled to receive benefits (including health insurance) provided to other senior executives.

    In addition, Mr. Green was awarded options to purchase 8 shares of Common Stock of Axion at an exercise price of $1.00 per share.  As a result of the Merger, such options were automatically converted into the right to purchase 1,524,152 shares of Common Stock of the Company, at an exercise price of $.00001 per share.  The options are exercisable for a term of five years and vest upon Axion achieving annual revenues of $25,000,000; provided, all of the options vest in the event of (i) a change of control, as defined in his employment agreement, (ii) termination of Mr. Green’s employment by Axion without cause, as defined in his employment agreement, or (iii) termination of Mr. Green’s employment by Mr. Green for good reason, as defined in the employment agreement.

    If Mr. Green is terminated without cause, as defined in his employment agreement, or by Mr. Green for good reason, as defined in his employment agreement, he will receive (i) his base salary for up to one year, (ii) benefits provided to other senior executives (including health insurance) through the normal expiration date of his employment term and (iii) automobile allowance of $850 per month through the normal expiration date of his employment term.  If Mr. Green is terminated due to his permanent disability, he will receive for a period of six months (i) his base salary, and (ii) benefits provided to other senior executives.  In addition, if Mr. Green is terminated due to his death, he will receive base salary for a period of six months.

    The agreement also contains covenants governing confidentiality, non-competition and non-solicitation upon the termination of his employment. The non-compete continues for a period of 12 months following termination of Mr. Green’s employment.

Regal Capital, LLC

    Mr. Martin is the sole partner and member of Regal Capital, LLC (“Regal”).  Pursuant to an agreement dated December 6, 2007, Regal agreed to provide Axion with management consulting services.  As compensation, Axion agreed to pay Regal (i) 54 shares of Common Stock of Axion, (ii) a monthly fee of $10,000 each during the term of the consulting services, and (iii) an additional $230,000.

Amendment to Debentures

      Simultaneous with the Merger, pursuant to an Assignment and Amendment Agreement, ADH Ventures, LLC (“ADH Ventures”) purchased $1,000,000 of the outstanding principal amount of the Company’s 13% Secured Convertible Debentures (the “Debentures”) from the holders thereof, and an option to purchase the remaining $643,050 of Debentures within 30 days of the Effective Date.  In addition, the maturity date of the Debentures was extended from March 31, 2008 to June 30, 2008, which will be further extended automatically to March 30, 2009 in the event ADH Ventures exercises its option to purchase all of the remaining Debentures.  The holders of the Debentures also agreed to cancel 1,444,935 of the 2,374,101 warrants to purchase the Company’s Common Stock, which warrants had been issued in connection with the original issuance of the Debentures.  In the event, ADH Ventures exercises its option to purchase the remaining Debentures, the remaining 929,166 warrants also will be cancelled.

    The foregoing summaries of Mr. Kerstein’s employment agreement, Mr. Green’s employment agreement, Regal’s consulting agreement, the Assignment and Amendment Agreement and the Debentures are qualified in their entirety by reference to the copies of such agreements which are attached hereto as Exhibits.

Item 9.01                      Financial Statements and Exhibits

(a)           Financial Statements.

Financial statements of Axion, to the extent required, will be filed by an amendment to this Current Report on Form 8-K within 77 calendars days of the Effective Date.

(b)           Pro formal financial information.

Pro forma financial information, to the extent required, will be filed by an amendment to this Current Report on Form 8-K within 77 calendars days of the Effective Date.

(d)           Exhibits

2.1
Agreement and Plan of Merger, dated as of November 20, 2007, among the Company, the Merger Sub and Axion (incorporated by reference to Exhibit 2.1 of the Company’s Current Report on Form 8-K, filed with the SEC on November 23, 2007).

2.2	Certificate of Merger of the Merger Sub and Axion, dated March 20, 2008.
4.1	Form of the Company’s Amended and Restated 13% Secured Convertible Debenture due June 30, 2008
10.1	Employment Agreement, dated as of January 1, 2008, between James Kerstein and Axion.
10.2	Employment Agreement, dated as of January 1, 2008, between Marc Green and Axion.
10.3	Letter Agreement, dated December 6, 2007, between Regal and Axion.
10.4	Assignment and Amendment Agreement, dated March 20, 2008, among the Assignors named therein, ADH Ventures and the Company.
99.1	Press Release, dated March 25, 2008.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  March 26, 2008

ANALYTICAL SURVEYS, INC.

By:   /s/   James Kerstein
Name:      James Kerstein
Title:        Chief Executive Officer